Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on (Form S-8 No. 333-38880) pertaining to the 1987 Stock Option Plan, the 1992 Non-employee Directors’ Stock Option Plan, the 1997 Stock Option Plan, the 2000 Non-employee Directors’ Stock Option Plan and the Advisory Agreements and on (Form S-3 Nos. 333-125336 and 333-125334) of our reports dated February 24, 2006 with respect to the consolidated financial statements of Tanox, Inc., Tanox, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Tanox, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Houston, Texas

February 24, 2006